Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement (Form S-4 No. 333-208517) of Western Digital Corporation and related Joint Proxy Statement / Prospectus of Western Digital Corporation and SanDisk Corporation and to the incorporation by reference therein of our reports dated February 10, 2015, with respect to the consolidated financial statements of SanDisk Corporation, and the effectiveness of internal control over financial reporting of SanDisk Corporation, included in its Annual Report (Form 10-K) for the year ended December 28, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

February 4, 2016